EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of April 1, 2008 (the “Effective Date”), by and between Regency GP LLC, a Delaware limited liability company (together with its successors and assigns permitted hereunder, the “Company”), and Byron R. Kelley (the “Executive”).

WHEREAS, the Company and Executive desire to provide for Executive’s employment by the Company commencing upon the Effective Date on the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1. TERM.

Subject to Section 3, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement.  The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on the second anniversary of the Effective Date; provided, however, that commencing on such second anniversary date of the Effective Date, and on each anniversary of such date occurring thereafter, the Term automatically shall be extended for one additional year to the next anniversary of the Effective Date unless at least 365 days prior to the ensuing expiration date, the Company or Executive shall have given written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”).  If the Term ends due to a non-renewal, Executive shall continue after such termination as an “at will employee.”  Notwithstanding, the foregoing, in the event a Change in Control occurs during the Term, the Term automatically shall be extended to the second anniversary of the effective date of such Change in Control.  For purposes of this Agreement, a “Change in Control” means and shall be deemed to have occurred only upon the date that the GE EFS Group ceases to be the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least 50% of the combined voting power of the then outstanding voting securities of the Company.  For purposes of this Agreement, “GE EFS Group” means Regency GP Acquirer L.P., a Delaware limited partnership, Regency LP Acquirer LP, a Delaware limited partnership, and any Person (as defined in Section 9(e)(iv)) that, directly or indirectly, controls Regency GP Acquirer LP or Regency LP Acquirer LP and their respective directors, officers, shareholders, members, managers, representatives of management committees and employees (and members of their respective families and trusts for the primary benefit of such family members).

2.  TERMS OF EMPLOYMENT.

(a)	Position and Duties.

(i) During the Term, Executive shall serve as the Chief Executive Officer and President of the Company and, in so doing, shall report to the Board of Directors or comparable managing body of the Company (the “Board”).  In addition, Executive shall be appointed as a member of the Board and, if elected, serve as the Chairman of the Board.  Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and he shall have such other powers and duties as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the Chief Executive Officer of an enterprise or division comparable to the Company.

(ii) During the Term, Executive agrees to serve, if elected or appointed to any such positions, as a member of the board of directors of each subsidiary and affiliate of the Company, and as an officer of each subsidiary and affiliate of the Company; provided, however, that Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive.  Executive agrees that he shall not be entitled to receive any compensation for serving as a member of the Board or as an officer or director of any other Person as provided in this Section 2(a)(ii) other than the compensation to be paid to Executive pursuant to this Agreement or any other written agreement between the Company and Executive.

(iii) During the Term, and excluding any periods of vacation and sick leave to which Executive is entitled and periods of Disability (as defined in Section 3(a)), Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Company and perform his lawful duties and responsibilities in good faith.  During the Term, it shall not be a violation of this Agreement for Executive to manage his personal investments, so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.  Executive agrees that, without the written approval of the Board he shall not serve on the board or committee of any Person (other than charitable non-profit organizations) or engage in any other business activities without the prior consent of the Board, which consent shall not be unreasonably withheld.

(iv) The parties expressly acknowledge that any performance of Executive’s duties and responsibilities hereunder shall necessitate, and the Company shall provide, access to and the disclosure of Confidential Information (as defined in Section 6(a) below) to Executive and that Executive’s duties and responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.  Such access to and disclosure of Confidential Information by the Company to Executive, and such development of goodwill by Executive on behalf of the Company, shall commence immediately upon the Effective Date.

(b)	Compensation During the Term.

(i) Base Salary.  Executive shall receive an annual base salary (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, at the rate of $475,000 (prorated for any partial calendar year of the Term).  The Annual Base Salary shall be reviewed by the Board (or the compensation committee thereof) at least as often as the compensation of other senior executives of the Company is reviewed, and may be increased (but not decreased below the amount set forth in the first sentence of this Section 2(b)(i)) at any time in the sole discretion of the Board (or the compensation committee thereof).  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as then in effect.  Notwithstanding anything in this Agreement to the contrary, amounts paid to Executive under the Company’s short-term disability plan or policy shall reduce the amount of Annual Base Salary otherwise then payable to Executive.

(ii) Bonuses.  Executive shall be eligible to receive an annual performance bonus (a “Bonus”) in accordance with the annual bonus plan of the Company for executives (the “Bonus Plan”).  The Bonus Plan shall have objective performance standards established annually by the Board.  Executive has a targeted bonus equal to his Annual Base Salary, if such performance standards are achieved.  Without regard to the standards achieved, for the 2008 calendar year Executive shall receive a Bonus of not less than $400,000 and for the 2009 calendar year a Bonus of not less than $200,000.  The Bonus shall be payable on the first day of the first calendar month after the determination of the extent to which the Company achieved such performance targets for the calendar year to which the Bonus relates, but not later than the March 15 following the completion of such calendar year.

(iii) Incentive, Savings and Retirement Plans.  Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company.

(iv) Welfare Benefit Plans.  Executive and Executive’s family shall be eligible to participate in all employee welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company.

(v) Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Company applicable generally to executives.

(vi) Vacation and Holidays.  Executive shall be entitled to 27 days of paid vacation time each calendar year (prorated for any partial calendar year of employment), accrued in accordance with the Company’s vacation policy, in addition to those days designated as paid holidays in accordance with the plans, policies, programs and practices of the Company for its executive officers.  Unused vacation time may not be carried over to the next year.

(vii) Perquisites.  Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board.  Executive shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

(viii) LTIP Awards.  As of the Effective Date, the Board will grant to Executive the following awards under the Regency Gas Long Term Incentive Plan (“LTIP”):  a grant of 56,300 Restricted Units substantially in the form of the grant agreement attached hereto as Attachment A; and a grant of 50,000 Restricted Units substantially in the form of the grant agreement attached hereto as Attachment B.

(ix) Additional Award.  Upon Executive providing proof from his former employer that, as a result of his resignation from such employer, Executive has forfeited any portion of the benefits he had accrued under his former employer’s Executive Retirement Plan, Supplemental Retirement Plan or Supplemental Savings Plan, the Board will grant to Executive up to an additional 7,500 Restricted Units under the LTIP effective as of April 1, 2008, under the same terms and conditions of this Agreement and Attachment A.  The total number of Restricted Units granted pursuant to this Section 2(b)(ix) shall be equal to (a) 7,500, multiplied by (b) a percentage derived by dividing the dollar amount forfeited by Executive at the date of his termination by $225,000.

(x) Allowances and Travel Expenses.  The Company shall promptly pay or reimburse Executive, on a grossed-up basis (as provided below), for the following expenses he reasonably incurs in commuting to and from work between Houston and Dallas:  (1) the cost of airplane tickets (for travel that is consistent with the Company’s policy) and for the actual vehicle mileage for trips to and from Houston at the Company mileage rate and any direct automobile expenses incurred on such trips, and (2) the cost of staying in a hotel in Dallas (or other similar temporary residence)  The reimbursement for the cost of hotel expenses in Dallas shall be limited to a two-month period following the Effective Date.  The grossed-up amount shall be determined by dividing actual expenses by a factor of ..63.  Additionally, the Company shall pay monthly to Executive a monthly living allowance of $4,500, less applicable taxes and withholdings, until the date Executive and his family’s permanent residence is within 50 miles of the Company’s headquarters.

(xi) Reimbursements.  Notwithstanding anything to the contrary contained herein, and whether or not this Agreement has been terminated for any reason, any reimbursement by the Company to Executive of any costs and expenses under this Agreement shall be made by the Company upon or as soon as practicable following the receipt of supporting documentation reasonably satisfactory to the Company, but in no event later than the close of Executive’s taxable year following the taxable year in which the cost or expense is incurred by Executive.  The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(xii) Indemnification/D&O Insurance.  Executive shall be indemnified and receive advances of expenses from the Partnership in accordance with Section 7.7 of the Agreement of Limited Partnership of Regency Energy Partners LP, and Section 9.1 of the Limited Liability Company Agreement of the Company, each as amended from time to time.  The Company shall, or shall cause the Partnership to, maintain D&O Insurance coverage at levels consistent with industry standards.

3.  TERMINATION OF EMPLOYMENT.

(a) Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Term.  If a Disability occurs during the Term, the Company may give to Executive written notice in accordance with Section 12(b) of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after such notice is given to Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to the full-time performance of Executive’s duties.  For purposes of this Agreement,

“Disability” shall mean Executive’s inability to perform his duties and obligations hereunder, with or without reasonable accommodation, for the period contained in the Company’s effective long-term disability plan (“LTD Plan”) and in the event no such LTD Plan exists, such period shall be 180 consecutive days, due to a mental or physical incapacity as determined by a physician mutually selected by the Company and Executive or his representative.  Notwithstanding anything in this Agreement to the contrary, in the event of any incapacity or Disability of Executive, the Company may, for the period of such incapacity or Disability, assign Executive’s duties to any other employee of the Company or may engage or hire a third party to perform such duties and any such action shall not be deemed “Good Reason” for Executive to terminate this Agreement pursuant to Section 3(c).

(b) Cause.  The Board may terminate Executive’s employment during the Term for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean (i) a breach by Executive of Executive’s obligations under Section 2(a) (other than as a result of physical or mental incapacity or other Disability) which constitutes a material nonperformance by Executive of his obligations and duties under Section 2(a); (ii) commission by Executive of an act of fraud upon, or willful misconduct with respect to, the Company or an affiliate; (iii) a material breach by Executive of Section 6 or a breach by Executive of Section 7, 9 or 11 hereof; (iv) the conviction of Executive of any felony or a misdemeanor involving moral turpitude, or a plea by Executive of other than not guilty to a felony or such a misdemeanor; (v) conduct that results in the Company or any of its affiliates suffering a public disgrace or public disrepute, or (vi) the failure of Executive to carry out, or comply with, in any material respect, any directive (in compliance with law) of the Board consistent with the terms of this Agreement.  Notwithstanding the foregoing, no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board provides Executive written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes “Cause” and, with respect to acts or omissions in clauses (i) and (vi), Executive fails to remedy such acts or omissions within 10 days of his receipt of such notice.  Executive shall have the right to contest a determination of Cause by the Board by requesting arbitration in accordance with the terms of Section 12(h) hereof, but such request shall not affect the Company’s right to terminate or to have terminated Executive’s employment hereunder.

For purposes of this Agreement, “without Cause” shall mean a termination of Executive’s employment during the Term by the Board for any reason other than a termination for Cause (it being understood that a termination resulting from Executive’s death or Disability shall not constitute a termination “without Cause”).

(c) Good Reason.  Executive’s employment may be terminated during the Term by Executive for Good Reason or without Good Reason; provided, however, that Executive may not terminate his employment for Good Reason unless (i) Executive has given the Company prior written notice of his intent to terminate his employment for Good Reason, which notice must be given within 30 days of the event alleged to constitute Good Reason and must specify the facts and circumstances constituting Good Reason, and (ii) the Company has 30 days after its receipt of such notice to remedy the event if and to the extent the event is described under Section 3(c)(i) and (iii).  If the Company has not remedied such event constituting Good Reason under Section 3(c)(i) and (iii) by the end of such 30-day period, Executive’s employment shall be terminated by Good Reason on the 31st day.  If the Company timely remedies such event,

Executive’s employment shall continue.  For purposes of this Agreement, “Good Reason” shall mean:

(i) a material reduction in Executive’s authority, duties or responsibilities as contemplated by Section 2(a), excluding for this purpose (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company after receipt of notice thereof given by Executive), (B) any diminution during any period of Executive’s incapacity or Disability, and (C) the failure to elect or re-elect Executive as Chairman of the Board or the removal of Executive as the Chairman of the Board;

(ii) a reduction in Executive’s Annual Base Salary;

(iii) without limiting the foregoing, any other material breach by the Company of a material provision of this Agreement; or

(iv) the relocation of the Company’s corporate office to any location outside of Texas.

(f) Notice of Termination.  Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from subsequently asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(g) Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by a Disability, as specified in Section 3(a); (iii) if Executive’s employment is terminated by the Company for Cause, then the date specified in the Notice of Termination; (iv) if Executive’s employment is terminated by Executive for Good Reason, as specified in Section 3(c); and (v) if Executive’s employment is terminated for any other reason, the effective date of termination as stated in the Notice of Termination, which shall not be before the expiration of the 60-day period following the date on which the Notice of Termination is given, unless mutually agreed to by the parties.  Effective upon his termination of employment for any reason, Executive hereby resigns as an officer and director of the Company and each affiliate for which he may serve as an officer or a director.

4.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Good Reason; by the Company Other Than for Cause, Death or Disability.  If, during the Term, (i) the Company shall terminate Executive’s employment other than for Cause (it being understood that a termination resulting from Executive’s death or Disability shall not constitute a termination “other than for Cause,” which such events are addressed in Section 4(b)) or (ii) Executive shall terminate his employment for Good Reason:

(i) The Company shall pay to Executive (or the executor of his estate or representative, if applicable), within 10 days after the Date of Termination, a lump sum in cash equal to (1) Executive’s Annual Base Salary through the Date of Termination to the extent earned but not yet paid, (2) the unpaid Bonus due Executive, if any, with respect to the calendar year immediately preceding the calendar year in which Executive’s employment is terminated, (3) the value of any vacation accrued, but not taken, in the calendar year in which Executive’s employment is terminated, and (4) the amount due for any reimbursable expenses incurred by Executive prior to the Date of Termination (together, the “Accrued Obligations”).

(ii) The Company shall pay to Executive (or the executor of his estate or representative, if applicable), within the 60-day period provided in Section 4(d) below, a lump sum in cash (less applicable taxes) equal to four times Executive’s Annual Base Salary; provided, however, if the Company, in its sole discretion, elects to waive the non-competition restrictions contained in Section 9(a)(i) through 9(a)(iii) and Section 9(b), the amount to be paid Executive shall be reduced to two times his Annual Base Salary; provided further, however, if Executive’s Date of Termination occurs within three months preceding or on or within two years following a Change in Control, then the amount of severance payable pursuant to this Section 4(a)(ii) shall be four times Executive’s Annual Base Salary, whether or not the Company waives the non-competition restrictions in Section 9 (with respect to a Date of Termination that occurs within the three-month period preceding a Change in Control, if Executive has already been paid pursuant to this Section 4(a)(ii) before the Change in Control occurs and Executive is entitled to an additional amount pursuant to this Section 4(a)(ii), such additional amount shall be paid within 10 days of the Change in Control).

(iii) Subject to Section 4(d), if Executive (and the eligible members of his family) timely elect COBRA continuation coverage, the monthly premium for the first 12 months of such COBRA continuation coverage shall be the monthly premium charged to an active employee for similar coverage.

(b) Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability during the Term, the Company shall pay to Executive or his legal representatives, as applicable, the Accrued Obligations in a lump sum in cash within 10 days after the Date of Termination and, if such termination is a result of Executive’s Disability, until the earlier of such time as Executive reaches age 65 or dies, if the LTD Plan limits the disability payments to an amount less than 60% of Executive’s Annual Base Salary, the Company shall pay to Executive on a monthly basis the difference between the disability payments Executive actually receives under the LTD Plan and the disability payments Executive would have received thereunder but for such limitation.  The Company shall have no further obligations to Executive or his legal representatives under this Agreement.

(c) Cause; by Executive Other than for Good Reason.  If, during the Term, the Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than for the payment of any Accrued Obligations within 10 days after the Date of Termination.

(d) Release.  Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive the payments provided under Sections 4(a)(ii) and (a)(iii) of this Agreement unless, within 60 days of his Date of Termination, (i) he executes a general release and waiver agreement in a form reasonably acceptable to the Company and (ii) such release has become nonrevocable by Executive.

(e) 409A Delay in Payments.  Notwithstanding anything in this Agreement to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A of the Code, then all or a portion of any payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first business day of the seventh month following his separation from service date (or, if earlier, Executive’s date of death) and shall be paid to Executive in a lump sum (without interest) on such date.

5. FULL SETTLEMENT, MITIGATION.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.  Neither Executive nor the Company, shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of Executive’s employment prior to the end of the Term; provided, however, that the Company shall be entitled to seek damages for any breach by Executive of Sections 6, 7, 9 or 11 or his criminal misconduct.

6.  CONFIDENTIAL INFORMATION.

(a) Executive acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information, observations and data, including information concerning acquisition opportunities in or reasonably related to the Company’s business of which Executive will become aware during the Term (collectively, the “Confidential Information”).  As defined herein, Confidential Information shall not include information that (i) is already in Executive’s possession as of the Effective Date and which information is not known by Executive to be subject to another confidentiality agreement with the Company, (ii) has previously become available in the public domain, (iii) is required to be disclosed pursuant to any applicable state, federal or other laws, including securities laws, or (iv) becomes available to Executive on a non-confidential basis from a source other than the Company, so long as such source is not known by Executive (after reasonable inquiry) to be subject to another confidentiality agreement with the Company.

(b) The Company shall, during the time that Executive is employed by the Company, disclose or entrust to Executive, or provide Executive with access to, or place Executive in a position to create or develop trade secrets or confidential information belonging to the Company;

(c) place Executive in a position to develop business goodwill belonging to the Company; and disclose or entrust to Executive business opportunities to be developed for Company.

(d) During his employment with the Company and thereafter, Executive shall (i) hold such Confidential Information in confidence and (ii) not release such information to any Person (other than Company employees and other Persons to whom the Company has authorized Executive to disclose such information and then only within the limits of any authorization for disclosure).

(e) Executive shall not use any Confidential Information for the benefit of any Person other than the Company.

(f) As used in this Section 6, “Company” shall include the Company and any of its direct or indirect subsidiaries and affiliates, including the Partnership.

7. SURRENDER OF MATERIALS UPON TERMINATION.

Upon any termination of Executive’s employment, Executive shall promptly return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates that are in Executive’s possession, custody or control.

8.  SUCCESSORS.

(a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company may assign its rights hereunder (including the benefit of Executive’s performance hereof) to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  The Company shall require such successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement (by express agreement or operation of law) as if no such succession had taken place, and no such assignment of this Agreement or transfer of Executive’s employment in conjunction with such assignment shall constitute a termination of Executive’s employment for purposes of this Agreement or shall entitle Executive to any payments, benefits or other rights under Section 4 (except as specifically provided therein) solely as a result of such assignment or transfer, without prejudice to any other rights or privileges of Executive under this Agreement.

9.	NON-COMPETITION AND NON-SOLICITATION.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder and the covenants made by the Company in Sections 2, 4 and 6, to protect the trade secrets and Confidential Information of the Company that have been and will be entrusted to Executive immediately upon commencement of the Term and thereafter, the business goodwill of the Company and its subsidiaries and affiliates that will be developed in and through Executive and/or the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries and affiliates immediately upon commencement of the Term and thereafter, and as an additional incentive for the Company to enter into this Agreement, from the Effective Date through two years following the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to this Agreement), and will not permit any member of the Restricted Party Group (as defined in Section 9(e)(v)) to, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, member, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (including without limitation assisting any other member of the Restricted Party Group to):

(i) conduct, engage in, carry on or assist any other Person in conducting, engaging in or carrying on, in any capacity, any Competing Business (as defined in Section 9(e)(ii).

(ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiaries or affiliates of the Company with whom Executive has had direct business contact in dealings during the Term in the course of his employment with the Company, to cease doing business with the Company or any of its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries or affiliates;

(iii) own, acquire, attempt to acquire or solicit the acquisition of, directly or indirectly, any equity interest in any Competing Business;

(iv) hire, attempt to hire or contact or solicit with respect to hiring any individual who was an employee of the Company or any of its subsidiaries during the Term; provided, however, that the foregoing clause shall not prohibit (A) any general advertisement or solicitation by Executive that is not directed towards any such employee or group of employees of the Company or any subsidiary thereof, (B) Executive from hiring any individual who responds to such general advertisement or solicitation, so long as such individual is not an employee of the Company or any subsidiary thereof at the time such individual responds to such general advertisement or solicitation or (C) Executive from hiring any individual who has not worked for the Company or any of its subsidiaries at any time during the 180-day period immediately preceding the date that Executive hires such individual; or

(v) cause, influence, induce, encourage or attempt to persuade any individual employed by the Company or any subsidiary thereof to terminate his or her employment relationship with the Company or any subsidiary thereof.

(b) Nothing in this Section 9 shall prohibit any investment by Executive or any other member of the Restricted Party Group in securities of any class of the equity securities of a Competing Business, which are regularly traded or quoted on a national securities exchange or an inter-dealer quotation system, provided that the Restricted Party Group directly or indirectly collectively owns no more than 5% of such class of securities, and no member of the Restricted Party Group has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of the Competing Business.

(c) Executive acknowledges that each of the covenants of Sections 9(a)(i) through (vii) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 9(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 9(a)(i) through (v) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including the goodwill developed by Executive with the Company’s customers, suppliers, licensees and business partners.  Executive further acknowledges that, during the Term, Executive’s engagement hereunder shall necessitate, and the Company will provide, access to or the disclosure of Confidential Information to Executive and/or that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers, suppliers, licensees and business relations.

(d) The parties hereto intend that the covenants contained in each of Sections 9(a)(i) and (v) be construed as a series of separate covenants, one for each county or other defined province in each geographic area in which the Company conducts its business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Sections 9(a)(i) and (v). Furthermore, each of the covenants in Sections 9(a)(i) through (v) hereof shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Sections 9(a)(i) through (v) hereof.  In the event that any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 9 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the arbitrator or court, as applicable, deems reasonable and the Agreement shall thereby be reformed.

(e) For purposes of this Agreement:

(i) “affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

(ii) “Competing Business” means any activity that is directly or indirectly competitive with the business of the Company or any of its subsidiaries or affiliates as conducted during the Term on or with respect to the Lands;

(iii) “Lands” means (a) when used with respect to any action during the Term, each and every county, parish or analogous geographic area in the United States in which the Company or any of its subsidiaries or affiliates is conducting business at the time of any action in question arising under this Section 9, and (b) when used with respect to any action after the Date of Termination, each and every county, parish or analogous geographic area in the United States in which the Company or any of its subsidiaries or affiliates (i) was conducting business or (ii)  with respect to which (1) the Board or management of the Company or its subsidiaries or Affiliates was actively considering commencing conducting business and (2) Executive was involved in planning the Company’s entry, or the entry of any of its subsidiaries or affiliates, into those geographic areas or jurisdictions), as of the Date of Termination;

(iv) “Person” means an individual or a corporation, partnership, limited liability company, trust, joint venture, unincorporated organization, association or other entity; and

(v) “Restricted Party Group” means Executive, together with (A) the Executive’s immediate family members and (B) any Business Enterprise in which Executive and/or any of Executive’s immediate family members collectively own or have the right to acquire an equity interest in excess of 5% or otherwise have any right, through the ownership of a voting interest or otherwise, to direct the activities of such Business Enterprise.

10.  EFFECT OF AGREEMENT ON OTHER BENEFITS.

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Executive may have under any other contract or agreement entered into after the Effective Date with the Company.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

11.  NO PRIOR AGREEMENTS.

Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement, obligation or contract between Executive and a former employer or any other Person.  Further, Executive agrees to indemnify the Company for any claim, including attorneys’ fees and expenses of investigation, by any such Person that such Person may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Executive and such Person which was in existence as of the Effective Date.  For purposes of clarity, this Agreement does not require or obligate Executive in any way to disclose or use for the benefit of the Company, any information that would result in the breach or violation of any agreement with a former employer and Executive covenants that he will not breach or violate any such agreement.

12.  MISCELLANEOUS.

(a) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

(b) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally recognized overnight courier service, providing proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Executive:

Byron R. Kelley
at his most recent address
in the records of the Company

With a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
1601 Elm Street
Suite 3000
Dallas, TX 75201
Attn: Alan J. Perkins

If to the Company:

Regency Gas Services LLC
1700 Pacific, Suite 2900
Dallas, TX 75201
Attn:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice, requests, claims, demands and other communications shall be deemed to have been received (i) the same day as sent if given by hand delivery, (ii) five business days after sent if given by mail (registered or certified mail, postage prepaid, return receipt requested) and (iii) the next business day after sent if given by a nationally recognized overnight courier.

(c) Severability.  In the event that any provision of this Agreement, or the application thereof to any Person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable, this Agreement shall then be construed and enforced as if such invalid, illegal, or unenforceable provision had not been contained in this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.  Notwithstanding the above, in the event any such invalidity, illegality or unenforceability of any portion of Section 9(a) is caused by such provision being held to be excessively broad as to time, duration, geographical scope, activity or subject in any jurisdiction, then such provision shall, at the option of the Company, remain a part of this Agreement and shall be reformed and construed within such jurisdiction by limiting and reducing it so as to be enforceable to the extent compatible with then applicable law.

(d) Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Amendment; Waiver.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Entire Agreement.  The provisions of this Agreement and the grants of Restricted Units attached hereto constitute the complete understanding and agreement between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements (written or oral) and understandings prior to or contemporaneous with this Agreement pertaining to the subject matter hereof.

(g) Counterparts.  This Agreement may be executed in two or more counterparts.

(h) Arbitration.  The Company and Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) arising out of this Agreement or Executive’s employment (or its termination), whether in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against Executive or that Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, as provided in Section 12(i).  Notwithstanding the foregoing, however, this Section 12(h) shall not apply in the event Executive asserts any claim arising under or related to ERISA.  The arbitrator may make an interim award granting equitable relief to either party and such award may be enforced like a final award.  Claims covered by this agreement to arbitrate also include claims by Executive for breach of this Agreement or other claims arising out of his employment, including but not limited to, wrongful termination, discrimination (based on age, race, sex, disability, national origin, religion or any other factor), statutory leave entitlements and retaliation.  The Company and Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated.  The arbitration shall be conducted by a single arbitrator, who shall be selected by agreement of the parties or if they do not agree on an arbitrator within 15 days after either the Company or Executive has made a demand for arbitration then the arbitrator will be selected pursuant to the rules of the AAA.  If a party refuses to honor its obligations under this Agreement to arbitrate, the other party may compel arbitration in either federal or state court.   The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration.  The parties agree that the exclusive venue for arbitration will be in the county in which the Company’s headquarters are then located, and that any arbitration commenced in any other venue will be transferred to such county upon the written request of any party to this Agreement.  If permitted by law, the party in whose favor the arbitrator renders the award may, in the discretion of the arbitrator, also be awarded all costs and expenses actually incurred, including reasonable attorneys’ fees, and costs, but excluding expert witness fees.  Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce the rights hereunder.  THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM.

(i) Specific Enforcement.  Executive acknowledges that the covenants of Executive contained in Sections 6 and 9(a) of this Agreement are special and unique, that a breach by Executive of any term or provision of either of Sections 6 or 9(a) hereof may cause irreparable injury to the Company and/or other affiliates of the Company, and that remedies at law for the breach of any terms or provisions of Sections 6 or 9(a) hereof may be inadequate.  Accordingly, notwithstanding the provisions of Section 12(h), in addition to any other remedies it may have in the event of breach, the Company shall be entitled to enforce specific performance of the terms and provisions of Sections 6 or 9(a) hereof, to obtain temporary and permanent injunctive relief to prevent the continued breach of such terms and provisions without the necessity of posting a bond or of proving actual damage.  The party prevailing in any such action shall be entitled to be reimbursed by the other party for reasonable attorney fees incurred in respect of the foregoing.  For purposes of this Section 12(i) and Sections 6 and 9(a) hereof, each affiliate of the Company shall be deemed a third party beneficiary entitled to the benefits of such Sections and shall be entitled to enforce Sections 6 and 9(a) of this Agreement in accordance with this Section 12(i).

(j) Survival.  Sections 4, 5, 6, 7, 8, 9, 11 and 12 of this Agreement shall survive the termination of Executive’s employment during the Term.

(k) Interpretation.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary.  Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary.  The use of the term “including” herein shall be construed as meaning “including without limitation.”

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the Effective Date.

EXECUTIVE

Byron R. Kelley

REGENCY GP LLC

By:
Name:
Title: